Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for the Third Quarter 2015; Cash Distribution of $0.25 per Unit

Revises 2015 Guidance

LOS ANGELES, CA (November 9, 2015) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced financial and operating results for the three and nine months ended September 30, 2015. The Partnership also announced a cash distribution of $0.25 per unit for the third quarter of 2015.

Keith Forman, CEO of Rentech Nitrogen, said, “The third quarter operating results for Rentech Nitrogen were strong, especially in the context of year over year comparison. Demand for our products remained robust, East Dubuque produced a record quantity of ammonia, and our sales margins were higher as well. The combined impact of those factors resulted in higher recorded EBITDA which in turn translated into higher cash distributions to unitholders despite modest results at Pasadena and the addition of costs related to our pending transaction with CVR Partners.”

Mr. Forman continued, “We continue to work towards completing the merger with CVR Partners, and we expect to close in the first quarter of next year. We are in an active sale process for the Pasadena Facility while working a parallel path to be ready for a spin-off of the Pasadena Facility if necessary.”

“Our outlook for the year at East Dubuque has improved somewhat, although Pasadena has weakened slightly, due to market conditions, and we are absorbing some transaction costs associated with the merger with CVR Partners,” added Mr. Forman.

Summary of Results

Revenues for the third quarter of 2015 were $84.3 million, compared to $84.2 million for the same period last year. Revenues for the nine months ended September 30, 2015 were $263.4 million, compared to $254.1 million for the same period last year. Gross profit for the third quarter of 2015 was $19.4 million, compared to $6.7 million for the same period last year. Gross profit for the nine months ended September 30, 2015 were $82.9 million, compared to $48.7 million for the same period last year. Adjusted EBITDA for the third quarter of 2015 was $19.0 million, compared to $9.1 million for the same period last year. Adjusted EBITDA for the nine months ended September 30, 2015 was $85.9 million, compared to $51.3 million for the same period last year. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release appears below.

For the Pasadena Facility, the Partnership updated its forecasts of operating cash flows, assessed indications of interest from potential buyers, and updated its estimates of the probabilities of selling and operating the plant. As a result, the carrying value was further reduced by recording an asset impairment charge of $32.5 million in the third quarter of 2015. For the nine months ended September 30, 2015, asset impairment charges for the Pasadena Facility totaled $134.3 million, and impairment of goodwill totaled $27.2 million for the nine months ended September 30, 2014. There is significant uncertainty as to whether the Partnership will sell the Pasadena Facility to a third party, and as to whether any sale price would equal the carrying value of the asset, which is an estimate.

Net loss for the third quarter of 2015 was $(25.5) million, or a loss of $(0.66) per basic unit. Excluding the loss due to the Pasadena asset impairment, net income was $7.0 million, or $0.18 per basic unit, for the third quarter of 2015. This compares to a net loss of $(3.1) million, or a loss of $(0.08) per basic unit, for the third quarter of 2014.

Net loss for the nine months ended September 30, 2015 was $(82.8) million, or a loss of $(2.14) per basic unit. Excluding the loss due to the Pasadena asset impairment, net income was $51.5 million, or $1.31 per basic unit, for the nine months ended September 30, 2015. This compares to a net loss of $(8.9) million, or a loss of $(0.23) per basic unit for the prior year period. Excluding the loss due to the Pasadena goodwill impairment, net income was $18.3 million, or $0.47 per basic unit, for the nine months ended September 30, 2014.

East Dubuque Facility

Revenues for the third quarter of 2015 were $46.8 million, compared to $46.0 million for the same period in the prior year. The increase was primarily due to higher sales volumes for ammonia and UAN, partially offset by lower sales prices for almost all products, and lower natural gas sales.

Ammonia deliveries increased due to strong demand from agricultural and industrial customers. UAN deliveries increased between the third quarters of each year due to lower demand in the spring of 2015 due to a significant amount of pre-plant ammonia applied, the availability of lower priced urea, and wet conditions during the UAN application period, pushing UAN sales into the third quarter.

Average sales prices per ton for the third quarter of 2015 were 7% lower for ammonia and 10% lower for UAN, as compared with the same period last year. These two products comprised 84% of our East Dubuque Facility’s revenues for the third quarter of 2015 and 80% for the same period last year.

Gross profit was $18.9 million for the third quarter of 2015, compared to $15.5 million for the same period in the prior year. Gross profit margin was 40% for the third quarter of 2015, compared to 34% for the same period in the prior year. The increases in gross profit and gross margin were primarily due to higher sales volumes for ammonia and UAN, and lower natural gas costs, partially offset by lower sales prices for ammonia and UAN. Gross profit margin, without natural gas derivatives, was 42% for the third quarter of 2015, compared to 34%, without natural gas derivatives, for the same period in the prior year.

Adjusted EBITDA for the third quarter of 2015 was $22.6 million, compared to $18.5 million in the corresponding period in 2014.

Net income was $17.8 million for the third quarter of 2015, compared to $14.1 million for the same period last year.

Pasadena Facility

Revenues for the third quarter of 2015 were $37.5 million, compared to $38.1 million for the same period last year. The decrease was due to lower sales volumes for ammonium sulfate and ammonium thiosulfate, and lower sales prices for sulfuric acid, partially offset by higher sales prices for ammonium sulfate and ammonium thiosulfate, and higher sales volumes for sulfuric acid.

Average sales prices per ton increased by 15% for ammonium sulfate and decreased by 10% for sulfuric acid for the third quarter of 2015 as compared with the same period last year. These two products comprised 92% of our Pasadena Facility’s revenues for the third quarter of 2015 and 94% for the same period in the prior year.

Ammonium sulfate sales prices increased due to a higher percentage of sales in the domestic market and continued demand for ammonium sulfate as retailers move away from ammonium nitrate. As part of our restructuring plan, we reduced our historically low-margin sales to Brazil. Brazil accounted for 22% of ammonium sulfate sales during the third quarter of 2015 while 53% of ammonium sulfate sales were to Brazil during the third quarter of 2014.

The higher sales volumes for sulfuric acid and lower sales volumes for ammonium sulfate were the result of our restructuring plan implemented in late 2014. In addition to reducing sales to Brazil, the restructuring plan included reducing expected annual production of ammonium sulfate by approximately 25%, to 500,000 tons. Sulfuric acid is a component in the production of ammonium sulfate. With reduced production of ammonium sulfate, less sulfuric acid is needed, which results in more sulfuric acid being available for sale.

Gross profit was $0.5 million for the third quarter of 2015, compared to a gross loss of $(8.8) million for the same period last year. Gross profit margin for the third quarter 2015 was 1%, compared to gross loss margin of (23%) for the same period last year. During the third quarter of 2015, we wrote down ammonium sulfate inventories by $0.5 million, compared to $1.8 million in the third quarter of 2014. The increases in gross profit and gross profit margins were primarily due to higher sales prices for ammonium sulfate and ammonium thiosulfate, higher sales volumes for sulfuric acid and a decrease in the write down of inventories.

Adjusted EBITDA for the third quarter of 2015 was $0.9 million, compared to an Adjusted EBITDA loss of $(7.7) million in the corresponding period in 2014.

The Pasadena Facility incurred an asset impairment charge of $32.5 million in the third quarter of 2015.

Net loss was $(33.2) million for the third quarter 2015, compared to a net loss of $(10.2) million for the same period last year. Net loss was $(0.7) million for the third quarter of 2015, excluding the loss due to the asset impairment.

Outlook

Fourth Quarter 2015 Guidance

The Partnership provided the following forecast for product deliveries, consumption of inputs and capital expenditures for the fourth quarter of 2015.

4Q15
Forecasted Deliveries (in thousand tons)
East Dubuque Facility
Ammonia	65
UAN	76
Urea (liquid and granular)	15
Nitric acid	3
Pasadena Facility
Ammonium sulfate	170
Sulfuric acid	44
Ammonium thiosulfate	20
Forecasted Consumption in Deliveries
East Dubuque Facility
Natural gas (in million MMBtus)	4
Pasadena Facility
Ammonia	45
Sulfur	61
Sulfuric acid	171
Maintenance Capital Expenditures (in millions)
East Dubuque facility	$4.6
Pasadena facility	$1.8
Growth Capital Expenditures (in millions)[1]
East Dubuque facility	$9
Pasadena facility	$—

1We expect to fund growth capital expenditures with borrowings under the Partnership’s credit facility.

2015 Outlook and Progress

Rentech Nitrogen is now projecting consolidated adjusted EBITDA in 2015 to be approximately $116 million, before transaction costs to be incurred after September 30, 2015, compared to its previous guidance of approximately $118 million. The updated guidance reflects $4 million of transaction costs incurred through the third quarter relating to the merger with CVR Partners and the sale process for Pasadena, improved performance at East Dubuque, and slightly lower sales and pricing at Pasadena.

For 2015, the Partnership projects Adjusted EBITDA of approximately $120 million for East Dubuque, as compared to its previous guidance of approximately $117 million, and approximately $7 million for Pasadena, as compared to its previous guidance of approximately $10 million. The guidance excludes transaction costs to be incurred after September 30, 2015, and includes approximately $1 million of transaction costs incurred at Pasadena through September 30, 2015.

Rentech Nitrogen projects cash distributions for 2015 to be approximately $1.90 per unit, which reflects $4 million, or $0.10 per unit, of transaction fees incurred through the end of the third quarter, but excludes transaction fees that may be incurred in the fourth quarter.

	For the Twelve Months Ending December 31, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(stated in millions, except per unit data)
Net income	$101	$(133)	$(33)	$(65)
Add:
Net interest expense	—	—	22	22
Depreciation and amortization	19	7	—	26
Other	—	133	—	133
Adjusted EBITDA	$120	$7	$(11)	$116
Less: Maintenance capital expenditures	(11)	(4)	—	(15)
Less: Net interest expense	—	—	(22)	(22)
Plus: Non-cash compensation expense	—	—	1	1
Less: Replenishment of reserves for WC purposes	—	—	(6)	(6)
Cash distribution	$109	$3	$(38)	$74
Cash distribution, per unit	$2.79	$0.08	$(0.97)	1.90
Common units outstanding	39	39	39	39

Rentech Nitrogen provided the following key operating metrics, progress against its forecasted product deliveries and consumption of inputs for 2015 for the East Dubuque and Pasadena facilities:

Locked-in or Delivered
East Dubuque Facility
Deliveries[1]
Ammonia
Tons (in thousands)	164 or 80%
Average price	$547
UAN
Tons (in thousands)	282 or 100%
Average price	$255
Natural Gas in Cost of Sales[1]
(million MMBtus)	13.2 or 100%
Purchased average cost per MMBtu (including transportation costs)	$3.72
Unrealized derivatives (gain) per MMBtu	$(0.30)
Average cost per MMBtu (including transportation costs)	$3.42
Pasadena Facility
Deliveries and Commitments[1]
Ammonium sulfate
Tons (in thousands)	394 or 75%
Average price	$242

1Through September 30, 2015.

Third Quarter 2015 Cash Available for Distribution

We declared a cash distribution to our common unitholders and payments to holders of phantom units for the third quarter of 2015 of $0.25 per common unit or $9.8 million in the aggregate. The cash distribution will be paid on November 27, 2015, to unitholders of record at the close of business on November 20, 2015. The calculation of the cash available for distribution appears below in this press release.

Merger Update

The premerger notification period under the Hart-Scott-Rodino Act expired in September without a request for additional information. The Form S-4 was filed in September and is currently in the SEC review process. We are running parallel paths with the sale process and preparations of spin-off documents. We expect to close the merger with CVR Partners in the first quarter of 2016.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, November 10, 2015 at 7:00 a.m. PST, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and entering the pass code 8157912#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PST on November 10 through 11:59 p.m. PST on November 18. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 8157912#.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Unit Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues	$84,323	$84,163	$263,350	$254,052
Cost of sales	64,961	77,475	180,479	205,381
Gross profit	19,362	6,688	82,871	48,671
Operating expenses
Selling, general and administrative expense	6,719	3,819	15,221	13,601
Depreciation and amortization	95	384	948	1,092
Pasadena asset impairment	32,510	—	134,282	—
Pasadena goodwill impairment	—	—	—	27,202
Other (income ) expense	(13)	304	414	526
Total operating expenses	39,311	4,507	150,865	42,421
Operating income (loss)	(19,949)	2,181	(67,994)	6,250
Other expense, net
Interest expense	(5,570)	(4,624)	(16,144)	(14,437)
Loss on debt extinguishment	—	(635)	—	(635)
Other income (expense), net	(14)	—	1,394	—
Total other expenses, net	(5,584)	(5,259)	(14,750)	(15,072)
Loss before income taxes	(25,533)	(3,078)	(82,744)	(8,822)
Income tax (benefit) expense	(19)	27	28	82
Net loss	$(25,514)	$(3,105)	$(82,772)	$(8,904)
Net loss per common unit allocated to common unitholders - Basic	$(0.66)	$(0.08)	$(2.14)	$(0.23)
Net loss per common unit allocated to common unitholders - Diluted	$(0.66)	$(0.08)	$(2.14)	$(0.23)
Weighted-average units used to compute net loss per common unit:
Basic	38,928	38,905	38,919	38,895
Diluted	38,928	38,905	38,919	38,895

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	81	75	253	238
Ammonia Available for Sale (included in line above)	44	40	139	125
UAN	69	63	209	213
Other Products (excludes CO2 )	71	66	217	217
Pasadena Facility:
Ammonium Sulfate	132	121	394	411
Sulfuric Acid	124	71	387	300
Ammonium Thiosulfate	17	10	51	45
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	32	27	142	106
UAN	96	83	206	214
Other Products (excludes CO2 )	17	17	54	50
Pasadena Facility:
Ammonium Sulfate	137	172	355	458
Sulfuric Acid	40	20	114	61
Ammonium Thiosulfate	11	13	49	56
Average Sales Price per Ton
East Dubuque Facility:
Ammonia	$502	$537	$550	$545
UAN	$240	$268	$260	$283
Pasadena Facility:
Ammonium Sulfate	$226	$197	$247	$197
Sulfuric Acid	$86	$95	$86	$91
Ammonium Thiosulfate	$230	$148	$178	$147
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Thousand MMBtus)	2,964	2,623	9,155	8,511
Average Natural Gas Cost per MMBtu, including transportation cost, used in production	$3.12	$4.91	$3.69	$5.02
Natural Gas in Cost of Sales (Thousand MMBtus)	3,095	2,800	9,331	8,421
Purchased Average Natural Gas Cost per MMBtu, Including Transportation Cost	$3.13	$4.87	$3.94	$5.04
Unrealized Loss (Gain) on Derivatives	$0.18	$0.10	$(0.39)	$0.10
Average Natural Gas Cost per MMBtu, Including Transportation Cost	$3.31	$4.97	$3.55	$5.14
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	36	32	108	111
Ammonia in Cost of Sales (Thousand Tons)	36	46	97	125
Sulfur
Sulfur Used in Production (Thousand Tons)	45	38	141	122
Sulfur in Cost of Sales (Thousand Tons)	48	51	134	145
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	94%	89%	98%	96%
UAN	94%	90%	98%	96%
Pasadena Facility:
Ammonium Sulfate	88%	86%	88%	83%
Sulfuric Acid	86%	60%	93%	86%

[1] The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in the period.

Rentech Nitrogen Partners, L.P.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Revenues
East Dubuque	$46,804	$46,021	$155,616	$148,455
Pasadena	37,519	38,142	107,734	105,597
Total revenues	$84,323	$84,163	$263,350	$254,052
Gross profit (loss)
East Dubuque	$18,898	$15,466	$79,019	$60,816
Pasadena	464	(8,778)	3,852	(12,145)
Total gross profit	$19,362	$6,688	$82,871	$48,671
Selling, general and administrative expenses
East Dubuque	$1,088	$956	$3,434	$3,177
Pasadena	1,133	1,071	2,773	4,147
Total segment selling, general and administrative expenses	$2,221	$2,027	$6,207	$7,324
Depreciation and amortization
East Dubuque	$70	$47	$204	$122
Pasadena	25	337	744	970
Total segment depreciation and amortization recorded in operating expenses	95	384	948	1,092
Net income (loss)
East Dubuque	$17,754	$14,139	$74,973	$56,926
Pasadena	(33,187)	(10,213)	(132,550)	(44,545)
Total segment net income (loss)	$(15,433)	$3,926	$(57,577)	$12,381
Reconciliation of segment net income (loss) to consolidated net income (loss):
Segment net income (loss)	$(15,433)	$3,926	$(57,577)	$12,381
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(4,498)	(1,792)	(9,014)	(6,277)
Partnership and unallocated expenses recorded as other expense	(29)	(635)	(89)	(635)
Unallocated interest expense	(5,554)	(4,604)	(16,092)	(14,373)
Consolidated net loss	$(25,514)	$(3,105)	$(82,772)	$(8,904)

Rentech Nitrogen Partners, L.P.

Selected Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2015	As of December 31, 2014
	(in thousands)
Cash	$38,151	$28,028
Working capital	13,693	14,499
Construction in progress	16,731	47,758
Total assets	291,058	414,316
Debt	346,500	335,000
Total partners' capital (deficit)	(137,954)	8,891

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus net interest expense and other financing costs, income tax expense, depreciation and amortization and unusual items, like impairment charges. As used in the following tables, we calculate cash available for distribution as Adjusted EBITDA plus non-cash compensation expense, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and cash reserved for working capital purposes. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•

our operating performance and return on invested capital compared to those of other publicly traded limited Partnerships and other public companies, without regard to financing methods and capital structure.

Net income (loss) excluding impairments are included to provide management and investors with net income results for Rentech Nitrogen and Pasadena that are more easily compared to the prior year period.

Non-GAAP financial measures should not be considered alternatives to any measure of financial performance or liquidity presented in accordance with GAAP. Non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Adjusted EBITDA to net income (loss) for the third quarter of 2015. It also reconciles cash available for distribution to Adjusted EBITDA, both of which are non-GAAP financial measures, for the third quarter of 2015.

	For the Three Months Ended September 30, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$17,754	$(33,187)	$(10,081)	$(25,514)
Add:
Net interest expense	16	—	5,554	5,570
Pasadena asset impairment	—	32,510	—	32,510
Income tax benefit	—	(19)	—	(19)
Depreciation and amortization	4,861	1,609	—	6,470
Other	(16)	—	30	14
Adjusted EBITDA	$22,615	$913	$(4,497)	$19,031
Plus: Non-cash compensation expense	—	—	169	169
Less: Maintenance capital expenditures(a)	(2,279)	(1,112)	—	(3,391)
Less: Net interest expense	(16)	—	(5,554)	(5,570)
Less: Cash reserved for working capital purposes	—	—	(507)	(507)
Plus: Distributions of cash reserves	—	—	—	—
Cash available for distribution	$20,320	$(199)	$(10,389)	$9,732
Cash available for distribution, per unit	$0.52	$(0.01)	$(0.27)	0.25
Common units outstanding	38,930	38,930	38,930	38,930

1Excludes maintenance capital expenditures at our Pasadena Facility funded by debt in the amount of $3.7 million for the three months ended September 30, 2014 and $14.0 million for the nine months ended September 30, 2014.

2Excludes phantom units.

The table below reconciles Adjusted EBITDA to net income (loss) for the nine months ended September 30, 2015.

	For the Nine Months Ended September 30, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$74,973	$(132,550)	$(25,195)	$(82,772)
Add:
Net interest expense	52	—	16,092	16,144
Pasadena asset impairment	—	134,282	—	134,282
Income tax expense	—	28	—	28
Depreciation and amortization	13,549	6,013	—	19,562
Other	(58)	(1,425)	89	(1,394)
Adjusted EBITDA	$88,516	$6,348	$(9,014)	$85,850

1Includes a one-time easement payment of $1.4 million received by the Pasadena facility during the nine months ended September 30, 2015.

The table below reconciles Adjusted EBITDA to net income (loss) for the third quarter of 2014.

	For the Three Months Ended September 30, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$14,139	$(10,213)	$(7,031)	$(3,105)
Add:
Net interest expense	20	—	4,604	4,624
Pasadena goodwill impairment	—	—	—	-
Income tax expense	—	27	—	27
Depreciation and amortization	4,380	2,490	—	6,870
Other	—	—	635	635
Adjusted EBITDA	$18,539	$(7,696)	$(1,792)	$9,051

The table below reconciles Adjusted EBITDA to net income (loss) for the nine months ended September 30, 2014.

	For the Nine Months Ended September 30, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$56,926	$(44,545)	$(21,285)	$(8,904)
Add:
Net interest expense	64	—	14,373	14,437
Pasadena goodwill impairment	—	27,202	—	27,202
Income tax expense	1	81	—	82
Depreciation and amortization	11,777	6,026	—	17,803
Other	—	—	635	635
Adjusted EBITDA	$68,768	$(11,236)	$(6,277)	$51,255

The table below reconciles net loss excluding impairments for the third quarter of 2015.

For the Three Months Ended September 30,
(Stated in Thousands, Except per Unit Data)	2015
(unaudited)
Net income (loss) attributable to common unit holders	$(25,514)
Pasadena asset impairment	32,510
Net income attributable to common unit holders excluding the Pasadena asset impairment	$6,996
Net loss per unit attributable to common unit holders	$(0.66)
Per unit Pasadena asset impairment	0.84
Net income per unit attributable to common unit holders excluding the Pasadena asset impairment	$0.18
Weighted-Average Common Units Outstanding	38,928

The table below reconciles net loss excluding impairments for the nine months ended September 30, 2015 and 2014.

	For the Nine Months Ended September 30,
(Stated in Thousands, Except per Unit Data)	2015	2014
	(unaudited)
Net loss attributable to common unit holders	$(82,772)	$(8,904)
Pasadena asset impairment	134,282	—
Pasadena goodwill impairment	—	27,202
Net income attributable to common unit holders excluding the Pasadena asset and goodwill impairments	$51,510	$18,298
Net loss per unit attributable to common unit holders	$(2.14)	$(0.23)
Per unit Pasadena asset impairment	3.45	—
Per unit Pasadena goodwill impairment	—	0.70
Net income per unit attributable to common unit holders excluding the Pasadena asset and goodwill impairments	$1.31	$0.47
Weighted-Average Common Units Outstanding	38,919	38,895

The table below reconciles net loss attributable to the Pasadena Facility excluding impairments for the third quarter of 2015.

For the Three Months Ended September 30,
(Stated in thousands)	2015
(unaudited)
Net loss for Pasadena	$(33,187)
Pasadena asset impairment	32,510
Net income (loss) attributable to Pasadena excluding the Pasadena asset impairment	$(677)

The table below reconciles net income (loss) attributable to the Pasadena facility excluding impairments for the nine months ended September 30, 2015 and 2014.

	For the Nine Months Ended September 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss for Pasadena	$(132,550)	$(44,545)
Pasadena asset impairment	134,282	—
Pasadena goodwill impairment	—	27,202
Net income (loss) attributable to Pasadena excluding the Pasadena asset and goodwill impairments	$1,732	$(17,343)

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena facility is located in Pasadena, Texas, along the Houston Ship Channel; it uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasts for 2015; the outlook for our nitrogen fertilizer businesses; trends in the pricing and demand for our nitrogen fertilizer products; the ability to consummate the proposed transaction with CVR Partners; and our ability to sell or spin-out the Pasadena facility. These statements are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available on Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release. Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Qualified Notice to Nominees and Brokers

This release is intended to serve as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Rentech Nitrogen’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Rentech Nitrogen’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rnp.net